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                                  Exhibit 99



Thursday, April 10, 1997 - 9:00 a.m. EDT

JUST LIKE HOME, INC. AND COMMUNITY ASSISTED LIVING CENTERS, INC. CLOSE MERGER

Bradenton, Florida - April 10, 1997 - Just Like Home, Inc. ("JLH") (NASDAQ -
JLHC) announced today that it has closed the merger of Community Assisted Living Centers, Inc. ("Community"), Nokomis, Florida, into a wholly-owned subsidiary of JLH.

Under the Merger Agreement, John F. Robenalt, the President and CEO of Community, was named the President, CEO and COO of JLH.

Also, in accordance with the Merger Agreement, Mr. Robenalt entered into a Shareholders Agreement with Elizabeth A. Conard, the former President of JLH and the holder of 2,475,000 shares of Common Stock of JLH (or approximately 35% of the outstanding Common Stock after giving effect to the shares issued in the Merger and the private placement of Common Stock described below). Under the Shareholders Agreement, Ms. Conard and Mr. Robenalt agree to vote the shares of JLH's Common Stock held by each to elect to the Board of Directors of JLH a majority of individuals selected by Robenalt. At the effective time of the Merger, Mr. Robenalt designated three of the six current members of the Board of Directors of JLH. There is one vacancy on the Board, which vacancy will be filled at the annual meeting of shareholders. Under the Shareholders Agreement, Ms. Conard and Mr. Robenalt will vote their shares for a candidate for that seventh position selected by Mr. Robenalt. The members of the Board of Directors of JLH after the Merger are as follows:

                          Name                     Continuing or New Member
                 Richard T. Conard, M.D.           Continuing
                 Elizabeth A. Conard               Continuing
                 Isidore Seigel                    Continuing
                 John F. Robenalt                  New
                 Ronald O. Braun                   New
                 Norbert P. Donelly                New
                 Vacant Seat                       To be appointed at Annual
                                                   Board Meeting

At a board meeting on April 8, 1997, the Board of Directors appointed the following individuals as corporate officers:

                 John F. Robenalt                  President, CEO & COO
                 Ronald O. Braun                   Co-Chairman
                 Dr. Richard T. Conard             Co-Chairman
                 Michael W. Monahan                Chief Financial Officer
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As a result of the Merger, JLH in effect acquired all of the assets of
Community. Community is a Nokomis, Florida based corporation that was organized in 1996 to engage in the business of acquiring, developing, managing and operating assisted living facilities.

Simultaneously with the closing of the Merger, JLH closed a private placement of 1,510,000 shares of its Common Stock to accredited investors at a purchase price of $1.00 per share, for an aggregate purchase price of $1,510,000. Shareholders of Community purchased an aggregate of 740,000 shares in the private placement offering. As a result of the shares received in the Merger and the shares purchased in the Private Placement offering, the former shareholders of Community hold an aggregate of 2,386,250 shares of Common Stock of JLH, or approximately 34% of the outstanding shares after giving effect to the shares issued in the Merger and the private placement offering.

JLH has received a non-binding proposal from a real estate investment trust ("REIT") for up to $40,000,000 in sale-leaseback financings for assisted living facilities. If completed, the initial financing would involve the sale-leaseback of five assisted living facilities owned by JLH for an aggregate sale price of approximately $4,100,000. If the financing is completed, JLH will have changed its current focus from owning each of its assisted living facilities and financing those facilities with traditional mortgage financing to a philosophy of transferring ownership to the REIT or similar financing sources and entering into long-term operating leases for those facilities. By transferring ownership of JLH's assisted living facilities to a REIT, JLH will free up capital in existing facilities that can be used to help roll-out new facilities and will reduce the amount of JLH's capital needed for future growth. The REIT financing is subject to numerous conditions, including completion of due diligence review of the facilities and JLH by the REIT and approval of the financing by the governing board of the REIT. The REIT financing is also conditioned upon JLH raising a minimum of $1,500,000 in additional equity capital, which JLH has done as a result of the private placement offering described above. If the REIT financing is completed, it would have a substantial effect on the balance sheet of JLH and would result in the elimination from the balance sheet of approximately $4,000,000 in assets (largely real estate) and a corresponding amount of long- and short-term indebtedness. JLH anticipates that the REIT financing would provide JLH with approximately $1,000,000 in additional working capital after the payment of certain long-term and short-term indebtedness related to the facilities to be sold to the REIT.

Mr. John F. Robenalt, President, Chief Executive Officer and Chief Operating Officer of JLH stated: "This merger transaction exemplifies the continuing opportunities we believe exist in our niche of the assisted living industry.
We are very pleased to be joining forces with the management and shareholders of JLH and expect that the ground-breaking work done by Dick and Betty Conard in the assisted living industry will be of substantial benefit to JLH's efforts as our team moves forward. Together we can achieve even greater success in the competitive assisted living market place."
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Dr. Conard, Co-Chairman added: "This merger is a natural fit.  Community's executive team brings financing and operational skills that will be of great benefit to JLH. We believe with Community's executive team and our strong base of operation, we will further increase the efficiency of our operation and as a further result, lower the cost of providing assisted living services. This new team at JLH will better position us to compete aggressively in the assisted living industry.

Investors are cautioned that this release contains forward looking statements, such as those relating to JLH's ability to obtain REIT financing as well as create higher efficiencies in operations that are based upon current expectations and involve a number of risks and uncertainties. The actual operations and results may differ materially from those expressed in the forward looking statements made by the company.

The factors that could cause actual results to vary include the successful integration of Community into JLH, the successful completion of obtaining REIT financing, general and economic business decisions, change sin political, social and economic conditions and changes in business strategies or development plans.

Just Like Home specializes in development and management of residential-style assisted living communities, and currently provides these services in eight facilities throughout the State of Florida.

Contact:                  John F. Robenalt
                          President, CEO and COO
                          Just Like Home, Inc.
                          (941) 756-2555

                          or

                          Christine M. DeCroce
                          Director of Shareholder Relations
                          Just Like Home, Inc.
                          (941) 966-3636